Exhibit 4(12)

DESCRIPTION OF HESS CORPORATION’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit is a part of, Hess Corporation has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

The following description of our registered securities is a brief summary. This summary is subject to the General Corporation Law of the State of Delaware (the “DGCL”) and certain provisions of our restated certificate of incorporation, as amended, and our by-laws, as amended, each of which is filed as an exhibit to the Annual Report on Form 10-K. This summary does not include all of the provisions of our restated certificate of incorporation or by-laws. These statements do not purport to be complete, or to give full effect to the provisions of statutory or common laws, and are subject to, and are qualified in their entirety by reference to, the terms and detailed provisions of the restated certificate of incorporation, of the by-laws and of the applicable provisions of the DGCL. We urge you to read our full restated certificate of incorporation and by-laws.

DESCRIPTION OF COMMON STOCK

General

Under our restated certificate of incorporation, we are authorized to issue up to 600,000,000 shares of common stock, par value $1.00 per share. Our shares of common stock are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and are listed on the New York Stock Exchange under the trading symbol “HES”. Our shares are issued in registered form. Every holder of our shares is entitled to a share certificate. Holders of our shares are entitled, subject to the prior rights, if any, of holders of shares of any series of preferred stock that the board of directors may establish, to such dividends as may be declared by our board of directors if there are sufficient funds to legally pay a dividend.

Voting Rights

The holders of our shares of common stock are entitled to one vote for each share held of record and may vote by proxy. Except as may be otherwise provided by applicable law, our restated certificate of incorporation or our by-laws, all matters other than the election of directors shall be decided by a majority of the shares present in person or represented by proxy and entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.

Liquidation, Dissolution or Winding-Up

In the event of our liquidation, dissolution or winding-up, the holders of our shares of common stock are entitled to share ratably according to the number of shares held by them in all remaining assets available for distribution to the holders of our shares after discharge of outstanding liabilities and payment of such liquidation preference, if any, of any series of preferred stock that our board of directors may establish.

Take-over Provisions

Certain provisions of our restated certificate of incorporation and by-laws may have the effect of delaying, deferring or preventing a change of control in connection with certain extraordinary corporate transactions.

Our restated certificate of incorporation and by-laws provides that our directors are elected annually at each annual meeting of stockholders and serve one-year terms. In addition, the restated certificate of incorporation and the by-laws require (i) approval of holders of 80% of our voting stock to remove directors or to amend, alter or repeal the provisions as to director election and removal and other related provisions, (ii) advance notice of, and a specified procedure for, shareholder nominations for director, (iii) the taking of stockholder action only at annual or special meetings (to be called only by the chairman of the board or the president and shall be called by the secretary at the request of the board of directors pursuant to a resolution approved by a majority of the entire board) and prohibiting stockholder action by written consent, and (iv) the filling of vacancies on the board by remaining directors, though less than a quorum. Such provisions of the restated certificate of incorporation and the by-laws may make it more difficult for a person or entity to acquire and exercise control of the company and remove incumbent directors and officers.

We are also subject to the anti-takeover provisions of Section 203 of the DGCL.

Annual Stockholder Meetings

Annual meetings of our stockholders are held on the date designated in accordance with our by-laws. Written notice must be delivered in person or mailed to each stockholder entitled to vote not less than ten nor more than 50 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders, except as otherwise provided by the DGCL, by the restated certificate of incorporation, or by the by-laws. Special meetings of our stockholders may be called for any purpose by the chairman of the board or the president and shall be called by the secretary at the request of the board of directors pursuant to a resolution approved by a majority of the entire board. Written notice must be delivered in person or mailed to each stockholder entitled to vote at least ten days before the date of such meeting.

Other Rights

Holders of our shares of common stock have no preemption, redemption, conversion or other subscription rights.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

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